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                                                                    EXHIBIT 10.1

EXECUTION                                                           CONFIDENTIAL

              THIRD ADDENDUM TO OVERTURE SEARCH SERVICES AGREEMENT

This Third Addendum (the "Third Addendum") is effective as of April 25, 2003 (the "Third Addendum Effective Date") and entered into by and between Overture Services, Inc. ("Overture"), a Delaware corporation with offices at 74 North Pasadena Avenue, 3d Floor, Pasadena, CA 91103, and Yahoo! Inc. ("Yahoo"), a Delaware corporation with offices at 701 First Avenue, Sunnyvale, CA 94089, in connection with the Overture Search Services Agreement effective as of May 1, 2002 and entered into by and between Overture and Yahoo, as amended by the First Addendum to Overture Search Services Agreement effective as of October 1, 2002 and the Second Addendum to Overture Search Services Agreement effective as of January 10, 2003 (collectively referred to as the "Agreement").

                                    RECITALS

         WHEREAS, the Agreement provides for, among other things, the delivery by Overture and the display by Yahoo of sponsored search results in response to search queries conducted through Yahoo's principal, U.S. targeted directory to the World Wide Web.

         WHEREAS, the parties anticipate expanding their strategic relationship such that Overture will provide Yahoo with [*] sponsored search results (the "[*] Results") in response to [*] search queries (the "[*] Queries") conducted on http://www.yahoo.com or on any Yahoo Foreign Property as determined by Yahoo and Overture, and the parties will share revenue generated from these [*] Results in accordance with this Third Addendum, as further described herein.

         NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and for good and valuable consideration, the parties agree as follows:

                                    AGREEMENT

1. Capitalized terms not defined herein have the meanings set forth in the Agreement.

2.   Section 4.2(a) in the Agreement is deleted and replaced with the following:

     (a) [*] Overture Results.

         (i) Provision of [*] Results; Implementation. Commencing upon delivery of five days prior written notice to Overture of Yahoo's intention to implement the [*] Results on Yahoo Search (the "[*] Launch Date"), upon receipt by Overture of a Yahoo Search Query that (a) Overture determines to be an [*] Query and (b) contains a [*] provided by Yahoo that indicates the [*] Results, Overture will deliver [*] Results to Yahoo for implementation on Yahoo Search in accordance with subpart
         (ii) below. The manner of implementation of [*] Results on Yahoo Search will be determined by [*], and will not be subject to [*] or specifications regarding [*]). Without limiting the foregoing, Yahoo will, on the [*] Launch Date only, display Yahoo Search Results Pages containing [*] Results in a manner substantially similar to the U.S. Implementation as of the [*] Launch Date. Upon the mutual agreement of the parties, Yahoo may implement the [*] Results in other areas of the Yahoo Network. Overture will deliver [*] Results solely for [*] Queries unless otherwise instructed by Yahoo in writing. Overture will send Yahoo an updated list of proposed modifications to the [*] keyword list on a regular basis during the Term as mutually determined by the parties (but no less frequently than on a monthly basis), and Yahoo will have the opportunity to approve such modifications prior to implementation by Overture. Yahoo will have final editorial review over any modifications to the [*] keyword list that is used to deliver [*] Results. Such editorial review shall be exercised consistently with Yahoo's company-wide [*] concerning [*] content.

         (ii) [*]. Yahoo will include a [*] on each Yahoo Search Query which indicates whether the [*] Results. If the [*] indicates that a [*] Results, then Overture will suppress [*] Results, at a minimum, to the same degree as the [*] that appear on the Overture Site as of the Third Addendum Effective Date and will send to

         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         Yahoo such [*] Overture Results. If the [*] indicates that a [*]
         Results, Overture will determine whether to return [*] Results for such Yahoo Search Query in accordance with subpart (i) above.

         (iii) Separate Feed; Reporting; Guaranteed Impressions. As of the Third Addendum Effective Date, Overture will account for the [*] Results as a separate line item in any reports required hereunder. Any reports for [*] Results will include CTR in the aggregate by search result position. Yahoo will provide Overture with the same information at the time-of-search for each [*] Query as it does for the U.S. Implementation, and Overture will be entitled to use and disclose that information subject to the use and disclosure restrictions set forth in this Agreement. Overture will include a [*] identifying each [*] Result as provided by either an [*] Advertiser or a [*] Advertiser. Finally, Yahoo will have no obligation to deliver Guaranteed Impressions pursuant to Section 9 of this Agreement with respect to the [*] Results. Impressions delivered pursuant to the Third Addendum shall not count towards the number of Guaranteed Impressions delivered by Yahoo under Section 9 of this Agreement.

         (iv) Cancellation; Suspension of [*] Service. Yahoo has the right to cancel the delivery or suspend the display of [*] Results at any time upon written notice provided to Overture (which notice can be via email to legal@overture.com) within one business day of such cancellation or suspension. In the event that Yahoo either has cancelled delivery or suspended its display of [*] Results, then Overture will suppress [*] Results, at a minimum, to the same degree as the [*] that appear on the Overture Site as of the Third Addendum Effective Date. Upon receipt by Overture of an [*] Query for which Overture has [*] Overture Results, Overture will send to Yahoo such [*] Overture Results. For all other [*] Queries, Overture shall not return any [*] Results, and if Overture does send an [*] Result, then Yahoo shall be entitled to [*] such [*] Result from being displayed pursuant to Section 4.5(a) of this Agreement.

         (v) Other [*] Service Providers. The parties acknowledge and agree that, subject to Section 7.1(b), which Section shall apply to [*] Queries, [*].

3. The following subsection is added to the end of Section 4.5 ("Removal by Yahoo; Potential Liability; Excluded Terms; Contextual Relevance") of the
     Agreement:

     (c) [*] Results. As it consistently administers its company-wide [*] concerning [*] content, Yahoo will have the right to prevent the display of [*] Results in response to [*] Queries at any time during the Term.

4. Payment. Overture will make payments to Yahoo for Gross Revenue earned pursuant to this Third Addendum in accordance with the following:

     4.1 Revenue Share Payments. Overture will make Quarterly revenue share payments to Yahoo based on Gross Revenue earned from [*] Results (the "[*] Gross Revenue") in the applicable Quarter according to the schedule set forth below. For purposes of calculating [*] Gross Revenue, in determining the amount for subpart (i) in the definition of Gross Revenue, the parties shall use Overture's actual amounts for bad debt and credit card processing fees, which amounts will not exceed [*]%. In calculating the [*] Gross Revenue, the remainder of the definition of Gross Revenue remains unchanged. For clarity, for all Gross Revenue other than [*] Gross Revenue, the definition of Gross Revenue remains unchanged. Payments are due and payable to Yahoo within [*] days after the end of the applicable Quarter.

         [*]

         Overture will retain all revenue that it derives from the [*] Results, except as specifically set forth in this Third Addendum.

     4.2 Payment Mechanics. Overture will make payments to Yahoo in U.S. dollars via wire transfer into Yahoo's main account according to the instructions set forth below:

         [*]

         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     4.3 Late Payments. Any undisputed payment that is paid more than [*] days late will bear interest at the rate of [*]% per month.

     4.4 Audit Rights and Data Rights. Except as expressly set forth herein or as otherwise agreed by the parties in writing, the audit rights and data rights and obligations for the [*] Results will mirror the rights and obligations set forth in Sections 8.4 (including Exhibit F) and 8.5 of the Agreement.

     4.5 No Payment Adjustments. The parties acknowledge and agree that the delivery of [*] Results will be tracked separately from the delivery of all other Overture Results in Yahoo Search, and that the [*] Results will not be included in the calculation of Impressions, Coverage, PPC, CTR or of adjustments to the Estimated Yahoo Payment or the Guaranteed Fixed Payment under the Agreement.

5.   Term and Termination.

     5.1 Term. This Third Addendum will become effective as of the Third Addendum Effective Date and, unless terminated as set forth herein, will remain effective for the same period as the Agreement remains effective.

     5.2 Termination in connection with Agreement. This Third Addendum will terminate to the extent that the Agreement is terminated in accordance with its terms, effective as of the effective date of termination of the Agreement.

     5.3 Termination with Cause. If either party breaches this Third Addendum in any material respect, and that party does not cure its breach within [*] after written notice by the non-breaching party of its breach, then the non-breaching party will be entitled to terminate this Third Addendum immediately upon written notice to the breaching party after failure to cure within those [*]. The parties acknowledge and agree that a breach under this Third Addendum will not affect the Agreement, regardless of whether the breach gives rise to termination of this Third Addendum.

     5.4 Termination by Overture. Overture may terminate this Third Addendum for [*] upon providing Yahoo with [*] prior written notice.

     5.5 Effect of Termination. Sections 1, 4 (with respect to payments accrued during the Term), and 6 through 8 of this Third Addendum will survive termination or expiration of this Third Addendum.

6. Notice of [*] Content. Yahoo will use commercially reasonable efforts to provide prompt written notice (as set forth in Section 16.1 of the Agreement) to Overture whenever a third party has notified Yahoo that any content appearing on the Yahoo Search Results Pages that include [*] Results or the content of [*] Advertiser web sites linked to from [*] Results contains content that violates any applicable law, rule or regulation or infringes the rights of any third party, including but not limited to intellectual property rights, privacy and publicity rights, claims of defamation, false or deceptive advertising claims, consumer fraud or would otherwise violate Yahoo's company-wide [*] concerning [*] content.

7. Overture Warranties. As of this Third Addendum Effective Date, Overture represents and warrants that it has implemented a screening policy whereby it screens the Advertiser web page that is directly linked to from the [*] Result as part of the initial registration process in an effort to exclude from [*] Results web sites that contain the following [*].

8. Overture Screening Policy Covenant. Overture's screening policies are subject to change during the Term; however, (1) Overture will provide Yahoo with prompt written notice of any change to its [*] content screening policy, and (2) during the Term, Overture will use commercially reasonable efforts to exclude [*] Results (at the point in time such [*] Results go through the initial registration process described in Section 7) that directly link to a web page that contains the [*] content listed in Section
     7. To the extent that Yahoo does not approve of a

         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     change to Overture's [*] screening policy, then Yahoo may exercise its right of cancellation as set forth in Section 4.2(a)(iv) of this Agreement. If Yahoo has not exercised this cancellation right after receiving notice from Overture as described in this Section, then Overture shall be deemed to have complied with its continuing obligations to use commercially reasonable efforts to exclude [*] Results that would otherwise violate this Section.

9. Press Release and Public Statements. Each party is expressly prohibited from making any press release or public statement related to either party's performance under this Third Addendum without the other party's prior written approval.

10. Replacement of "Fraudulent Clicks" with "Invalid Clicks". All instances of "Fraudulent Clicks" in this Agreement is hereby replaced with the term "Invalid Clicks".

11. Exclusion of Certain Provisions of the Agreement. For purposes of clarity, Sections 2.5, 3.2, 4.3(a) and (b), 5.1, 5.2, 7.1(a), 8.1 through 8.3, 8.6 through 8.9 and 9 of the Agreement will not apply to this Third Addendum solely to the extent that such provisions apply to [*] Queries and the display of [*] Results within the Yahoo Network.

                            [signature page follows]

         * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXECUTION                                                           CONFIDENTIAL

IN WITNESS WHEREOF, the parties have caused this Third Addendum to be executed by their duly authorized representatives as of the Third Addendum Effective Date.

YAHOO! INC.                                    OVERTURE SERVICES, INC.

By:    /s/ Jeff Weiner                         By:    /s/ Bill Deamas
       ------------------------------                 --------------------------
Name:  Jeff Weiner                             Name:  Bill Demas
Title: Senior Vice President, Search           Title: Senior Vice President &
       and Marketplace                                General Manager,
                                                      Affiliate Business Group

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